Exhibit 10.1

VOTING AGREEMENT

by and among

R.R. DONNELLEY & SONS COMPANY

and

[SHAREHOLDER]

Dated as of February 5, 2015

i

5.6.	Entire Agreement	9
5.7.	Governing Law; Submission to Jurisdiction	9
5.8.	Amendment; Waiver; Expenses	10
5.9.	Severability	10
5.10.	Assignment	11
5.11.	Shareholder Capacity	11

ii

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 5, 2015 (this “Agreement”), by and between R.R. Donnelley & Sons Company, a Delaware corporation (“Parent”), [•] (the “Shareholder”), a shareholder of the Courier Corporation, a Massachusetts corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Company, Quad/Graphics, Inc., Max Sub, Inc. and QGBC, LLC had entered into an Agreement and Plan of Merger, dated as of January 16, 2015 (the “Quad Merger Agreement”), and as a material condition and inducement to the willingness of Quad/Graphics, Inc. and Max Sub, Inc. to enter into the Quad Merger Agreement, Quad/Graphics, Inc. required that the Shareholder agree, and the Shareholder, in order to induce Quad/Graphics, Inc. and Max Sub, Inc. to enter into the Quad Merger Agreement, agreed, to enter into a voting agreement (the “Quad Voting Agreement”) with respect to the Covered Shares (as hereinafter defined), but immediately prior to the execution of this Agreement, the Quad Merger Agreement and the Quad Voting Agreement have each been terminated in accordance with their terms.

WHEREAS, concurrently with the execution of this Agreement, Parent, Raven Solutions, Inc., a Massachusetts corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), Raven Ventures LLC, a Massachusetts limited liability company and a direct, wholly owned subsidiary of Parent (“Merger LLC”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company being the surviving company in the merger (the “Merger”), which merger will be immediately followed by a merger of such surviving company with and into Merger LLC, and each outstanding Share will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Shareholder is the Beneficial Owner (as hereinafter defined) of, and has sole investment authority over, in the aggregate, [•] issued and outstanding Shares;

WHEREAS, the Shareholder has been provided with the execution copy of the Merger Agreement and acknowledges that such Shareholder will benefit directly and substantially from the consummation of the transactions contemplated thereby; and

WHEREAS, as a material condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder, in order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Parent and Merger Sub in connection therewith, has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) and certain other matters as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

General

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Shares” means, with respect to the Shareholder, the Shareholder’s Existing Shares, together with any Shares or other voting capital stock of the Company issued and outstanding of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

“Existing Shares” means, with respect to the Shareholder, the number of issued and outstanding Shares Beneficially Owned and/or owned of record by the Shareholder, as set forth in the recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, deposit, pledge, encumber (including creating or incurring any Encumbrance upon), hypothecate or similarly dispose of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer), or to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, deposit, pledge, encumbrance (including the creation or incurrence of any Encumbrance upon), hypothecation or similar disposition of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer); provided that, from and after the time the Shareholder Approval is obtained, the term “Transfer” shall not be deemed to include or prohibit any hedging transactions (including puts and options) that the Shareholder may enter into with respect to any Covered Shares in compliance with applicable Laws to the extent the Shareholder maintains exclusive Beneficial Ownership of the Covered Shares that are the subject of such hedging transactions.

ARTICLE II

Voting

2.1. Agreement to Vote. Subject to the terms of this Agreement, the Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Shareholders’ Meeting and at any other meeting of the holders of Shares, however called, including any adjournment or postponement thereof, and in connection with any written consent of the holders of Shares, or in any other circumstance upon which a vote, consent or other approval of the holders of Shares is sought, the Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote, written consent or approval of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at any such meeting or otherwise cause, to the extent possible in such Shareholder’s capacity as a shareholder of the Company, the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of the approval of the Merger Agreement and any related proposal in furtherance thereof and/or in furtherance of effecting the Merger and the other transactions contemplated by the Merger Agreement; (B) against any action or agreement submitted for the vote or written consent of the holders of Shares that would to the knowledge of Shareholder result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or that would to the knowledge of Shareholder otherwise be in opposition to, or inconsistent with, the Merger or any of the other transactions contemplated by the Merger Agreement; (C) against any Acquisition Proposal (as defined in the Merger Agreement, other than the Merger) and (D) to the extent reasonably requested by Parent, against any other action, agreement or transaction submitted for the vote or written consent of the holders of Shares that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement (including the economic benefits to Parent and Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement) (the matters set forth in clauses (A)-(D) of this Section 2.1(b), the “Section 2.1(b) Matters”).

Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto as will ensure that the Covered Shares are duly counted, including for purposes of determining whether a quorum is present. This Section 2.1 shall not require the Shareholder to exercise any warrants or options (if any) to acquire Shares or other capital stock of the Company. The Shareholder shall provide Parent with at least five (5) business days prior written notice prior to signing any action proposed to be taken by written consent with respect to any Covered Shares. The obligations of the Shareholder under this Agreement, including this Article II, shall apply unless this Agreement has been terminated.

2.2. No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, other than this Agreement, such Shareholder (a) has not entered into (except for the Quad Voting Agreement, which agreement has been validly terminated and is no longer in effect), and shall not enter into at any time while this Agreement is in effect, any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to the Covered Shares with respect to any Section 2.1(b) Matters, (b) has not granted, and shall not grant at any time while this Agreement is in effect, a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.1(b) Matters and (c) has not taken and shall not take any action that would have the effect of preventing or disabling the Shareholder from performing any of his, her or its obligations under this Agreement.

2.3. Other Matters. This Agreement shall not restrict the Shareholder in any way from voting in favor of, voting against or abstaining from voting with respect to any matter presented to the holders of Shares, in each case except with respect to Section 2.1(b) Matters.

ARTICLE III

Representations and Warranties

3.1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Due Authority; Validity of Agreement. The Shareholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Ownership. The Shareholder’s Existing Shares are, and from the date hereof through and at Closing will be, owned of record and/or Beneficially Owned by the Shareholder. Any Covered Shares acquired by the Shareholder after the date hereof and prior to the Closing will be owned of record and/or Beneficially Owned by the Shareholder from the date of such acquisition through and at Closing. As of the date hereof, the Shareholder’s Existing Shares constitute all of the issued and outstanding Shares owned of record and/or Beneficially Owned by the Shareholder. The Shareholder has and will have at all times through the Effective Time the sole right and power (i) over the voting and disposition of the Covered Shares and (ii) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Covered Shares, with no limitations, qualifications or restrictions on such rights or powers. The Shareholder has good and valid legal title to the Existing Shares free and clear of any Encumbrances whatsoever with respect to the ownership, Transfer or voting of the Existing Shares, except for any such Encumbrances and restrictions arising hereunder and except for Transfer restrictions of general applicability under the Securities Act of 1933, as amended, state “blue sky” Laws or any equity or similar stock plan maintained by the Company.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Agreement do not and will not (i) with or without notice or lapse of time or both, require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or result in termination or give to others any right of termination, or cancellation of any Contract to which the Shareholder is a party, or by which such Shareholder or any of his, her or its properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Shareholder; (ii) result in a violation or breach of any Law or Order applicable to Shareholder or any of his, her or its properties or assets; or (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of the Shareholder (including the Covered Shares), except for any of the foregoing as would not, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(d) Consents. The Shareholder is not required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Person in connection with the execution, delivery and performance of this Agreement, or the consummation by Shareholder of the transactions contemplated by this Agreement, except where the failure to give such notice, deliver such report, make such filing, or obtain such consent or waiver would not, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(e) Legal Proceedings; Orders. There is no Legal Proceeding pending against or, to the knowledge of the Shareholder, threatened, against the Shareholder and the Shareholder is not subject to any continuing Order, settlement agreement or similar written agreement with, or, to the knowledge of the Shareholder, continuing investigation by, any Governmental Body, that would, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(f) Reliance by Parent and Merger Sub. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties, covenants and other agreements of the Shareholder contained herein.

3.2. Representations and Warranties of Parent.

(a) Due Authority; Validity of Agreement. Parent has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No Beneficial Ownership. Parent hereby represents and warrants to the Shareholder that nothing contained in this Agreement has caused or shall cause Parent to acquire Beneficial Ownership of the Covered Shares.

ARTICLE IV

Other Covenants

4.1. Prohibition on Transfers, Other Actions. The Shareholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person other than Parent or any of its Subsidiaries), (b) enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or take any other action that would prevent or disable the Shareholder from performing his, her or its obligations under this Agreement or (c) take any action that would result in the Shareholder not having the legal power, authority or right to comply with and perform his, her or its covenants under this Agreement; provided that the Shareholder may Transfer Covered Shares (i) in the form of a gift to a charitable organization for philanthropic purposes or (ii) to trusts or other entities for estate planning purposes so long as, in each such case, the Shareholder maintains exclusive voting power over such Covered Shares and the recipient of such Covered Shares executes and delivers a joinder to this Agreement whereby such recipient becomes bound by the terms of this Agreement. Any purported Transfer of the Covered Shares in violation of this Section 4.1 shall be null and void ab initio.

4.2. Additional Shares. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

4.3. No Solicitation. The Shareholder hereby agrees that during the term of this Agreement and except as otherwise permitted under the terms of the Merger Agreement, such Shareholder shall not, nor shall he, she or it authorize or permit any of his, her or its controlled Affiliates and Representatives to: (i) entertain, solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Shares in connection with any vote or other action on any of the Section 2.1(b) Matters, other than to recommend that the holders of Shares vote in favor of the approval of the Merger Agreement, (iii) furnish any information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (vi) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (vii) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (viii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal, in each case except to the extent that at such time the Company is permitted to take such action pursuant to the Merger Agreement (but subject to the same restrictions applicable to the Company with respect to the taking of such action under the Merger Agreement). Immediately following the execution hereof, the Shareholder shall, and shall cause his, her or its controlled Affiliates and Representatives to, immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party theretofore conducted by the Shareholder, his, her or its controlled Affiliates or their respective Representatives with respect to an Acquisition Proposal, or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.

4.4. Notice of Acquisitions. The Shareholder hereby agrees to notify Parent in writing as promptly as practicable (and in any event within one business day following such acquisition by the Shareholder) of the number of any additional Shares or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

4.5. Waiver of Appraisal Rights. The Shareholder hereby unconditionally waives, and agrees not to exercise, assert or perfect, any rights of appraisal or any dissenters’ rights that the Shareholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

4.6. Public Announcement. So long as the Merger Agreement is in effect, the Shareholder hereby agrees, in his capacity as a shareholder of the Company only, not to issue any press release or make any other public statement regarding the Merger Agreement or this Agreement or the transactions contemplated thereby and hereby, without the prior written consent of Parent and the Company, except as required by applicable Law. The Shareholder hereby authorizes Parent and the Company to disclose in any reports required to be filed under the Securities Act or the Exchange Act, including any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, this Agreement and the information contained herein.

ARTICLE V

Miscellaneous

5.1. Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the amendment or modification of the Merger Agreement without the prior written consent of the Shareholder to (x) decrease the amount of the Merger Consideration (it being understood that any changes in the value of Parent Shares shall not constitute a decrease in the Merger Consideration) or (y) change the mix of cash and stock that constitutes the Merger Consideration. Upon the occurrence of any such event, this Agreement (other than Section 5.8(b)) shall automatically terminate without any notice or further action from the parties hereto and be of no further force or effect.

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) business day after dispatch by registered or certified mail, (iii) on the next business day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case as follows:

(i)	if to Parent, to:

if to Parent:

Facsimile No.
Email:

with a copy to (which shall not constitute notice):

Facsimile No.

(ii)	if to the Shareholder, to:

c/o Courier Corporation

15 Wellman Avenue

North Chelmsford, MA

01863

Facsimile No. (978) 251-0976

5.4. Interpretation.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

5.7. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.3 or in any other manner permitted by Law.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Massachusetts Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 5.7(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.7(b) are not available or otherwise are not granted, and (ii) the commencement of any Legal Proceeding pursuant to this Section 5.7(b) or anything set forth in this Section 5.7(b) shall not restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available at any time.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.8. Amendment; Waiver; Expenses.

(a) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

(b) The Shareholder shall be responsible for all of his, her or its expenses in connection with this Agreement and the transactions contemplated hereby, and shall not seek reimbursement from the Company with respect thereto.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

5.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

5.11. Shareholder Capacity. The Shareholder is entering into this Agreement solely in his or her capacity as the Beneficial Owner of Shares, and, if applicable, not the Shareholder’s capacity as a director or officer of the Company or any of the Company’s Subsidiaries. Accordingly, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall in any way (a) restrict or limit the Shareholder from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company taken in order to fulfill his or her fiduciary obligations under applicable Law or (b) restrict or limit (or require the Shareholder to attempt to restrict or limit) the Shareholder from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary duties under applicable Law. Notwithstanding the foregoing, the parties hereto acknowledge that the directors and officers of the Company are restricted in the manner set forth in the Merger Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

R.R. DONNELLEY & SONS COMPANY

By:
Name: Daniel N. Leib
Title: Executive Vice President and Chief
Financial Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

[SHAREHOLDER]

Signature Page to Voting Agreement